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                                                                 EXHIBIT 23.1



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We have issued our report (which includes an explanatory paragraph for a going concern uncertainty) dated May 14, 1997 except for Note C as to which the date is December 22, 1997 accompanying the financial statements of Automotive One Parts Stores, Inc. contained in the Registration Statement and Prospectus which will be signed upon consummation of the transaction described in paragraph two of Note A to the financial statements. We consent to the use of the aforementioned report in the Amendment No. 2 to the Registration Statement (File No. 333-27227) and Prospectus, and to the use of our name as it appears under the caption "Experts" and "Summary Financial Information."




                                    /s/ GRANT THORNTON LLP



Tampa, Florida

December 22, 1997